Exhibit 10.18

Private & Confidential Mr D.R. Smith
[***]

14 February 2022

Dear David,

Compensation changes & Succession terms

The following has been decided in respect of your personal compensation:

A.Your basic annual salary shall increase to £479,981 with effect from 1st of April 2022.

B.In accordance with, and as per, clause 5.3 of your service agreement dated 1 December 2020 (“Service Agreement”), you are eligible for a bonus of up to 70% of your basic annual salary for the 2022 financial year, calculated and payable under the terms set out in the EICP, subject to approval by the Compensation Committee of the Charles River Group (“CRG”).

C.So long as you opt out of the Employer’s pension scheme, in lieu of the pension contribution from the Employer due under clause 8.1 of the Service Agreement, you will receive the equivalent in a monthly cash supplement to your basic salary as set forth in section A, which shall be payable at the same time and subject to the same deductions as your salary.

D.On 28 February 2022, you will receive a $1.5M USD grant consisting of RSUs only, with a vesting period of 12 months, as further described below. This is in lieu of the grant traditionally made in May each year and you shall not be eligible to receive a grant at a later stage. The number of units will be determined based on the closing stock price on the date of the Grant.

Separate to this, we have been discussing your succession. Below are the terms that would apply when a new CFO of the CRG is appointed.

If (for any reason) this does not happen by September 30, 2022, the terms in this letter (except paragraph 4) will no longer apply and we will consider this afresh.

1At any time prior to 30 September 2022, the Employer may give written notice to you that a successor will take over your CFO role (“Succession Notice”), specifying the date you will step down (“Succession Date”), which shall be no longer than 30 September 2022.
2When the Employer serves the Succession Notice, your employment shall continue until 28 February 2023 (“Termination Date”), when it will terminate without further notice or payment in lieu of notice or any entitlement to severance or compensation, whether under the terms of the Service Agreement, the 2010 Charles River Corporate Officer Separation Plan or otherwise.
3From the Succession Date and up to the Termination date:
(a)Your job title will change to Senior Financial Advisor.

Charles River Discovery Research Services UK Limited
Chesterford Research Park, Saffron Walden, Essex CB10 1XL, UK
Tel: +44 (0) 1799 533500 • www.criver.com
Registered in England and Wales No.04622227. Registered Office: Robinson Building, Chesterford Research Park, Saffron Walden, Essex, CB10 1XL VAT: GB 806 6282 28

(b)You will transition your responsibilities as CFO to your successor or others nominated by the Chairman, President & CEO of the CRG (“CEO”);
(c)During this period:
(i)you and the CEO will mutually agree on the incremental adjustment to your roles and responsibilities, taking into account the progressive transitioning of your responsibilities in this role to your successor or other nominees. This adjustment may be modified from time to time by mutual agreement;
(ii)you will only be required to devote such time as necessary to fulfil your adjusted role and responsibilities, prior to the Termination Date;

(iii)you will continue to make yourself available to:

(A)answer any ad-hoc questions or queries which arise from matters you were dealing with for the CRG; and

(B)consult with the CEO or your successor about matters where your skill, expertise or insight is considered necessary,
SUBJECT ALWAYS that the times and place(s) at which such assistance shall be undertaken shall be agreed by the parties acting reasonably towards each other.
(d)You will no longer be entitled to receive your basic salary or sick pay under clauses 5.1 and 7.1 respectively of the Service Agreement after 30 September, 2022.
(e)You will remain eligible to receive a bonus for the 2022 financial year but any bonus payable (and any targets and measurement of performance against such targets) shall be reduced on a pro-rata basis to reflect time worked within the financial year up to and including 30 September, 2022. Any bonus due shall be payable on or before 28 February 2023. You will have no further right to a bonus (or any new equity grant) save as set out in this letter.
(f)You will continue to receive all other benefits you are entitled to under the Service Agreement.
(g)You will, upon request, resign all offices you hold as a director and/or company secretary in the CRG and any other trusteeships held by you in any trusts or schemes established by the CRG.
4In anticipation that you will leave on 28 February 2023, your 2022 Equity grant, which shall be delivered on or around 28 February 2022, shall consist of $1.5M USD in value delivered in RSUs only and shall have a 12-month (rather than multi-year) vesting period, conditional upon maintaining your contribution in 2022 and on the basis that you provide a smooth, structured handover of your responsibilities to a successor. The number of units will be determined based on the closing stock price on the date of the grant. The grant is subject to approval of the Compensation Committee.

5In respect of your existing equity grants:
(a)In the period up to the Termination Date, these will continue to vest, and may be exercised, in accordance with the rules of the relevant plan(s), applicable Award Agreements, and the other terms on which these were granted.
(b)Any equity which remains unvested at the Termination Date shall be forfeited, as per the rules of the relevant plan and applicable Award Agreements.
(c)The terms and conditions of any stock award agreements underlying any stock awards made to you by the CRG, either prior to or following the execution of this letter (collectively the “Award Agreements”), remain in full force and effect through the Termination Date counting toward the satisfaction of all vesting requirements or the lapsing of any restrictions. All such awards remain subject to the terms and conditions of the Award Agreements governing the respective awards, as well as the Charles River 2018 Incentive Plan (“2018 Plan”).
6Notwithstanding the termination of your employment, the Employer will continue to procure (at its cost) the provision of the services of an accountant of its choice to assist you to complete your US and UK annual tax returns until the 2025-2026 tax year in line with clause 10 of the Service Agreement.
7Following the Terminate Date you agree to make yourself available to:
(a)participate in any internal investigation or administrative, regulatory, judicial or quasi- judicial proceedings relating to matters you were involved with during your employment within the CRG; and
(b)respond to the Employer’s reasonable requests to facilitate an effective handover of your role and/or to answer such questions as the Employer may reasonably ask relating to the duties you performed in your role as CFO or any project, managerial or work task in which you were materially involved,
AND IN EACH CASE the Employer shall meet those reasonable expenses and remuneration (which shall be calculated based on 1/260th of your basic annual salary as noted above for each full day worked, pro-rated for any part day less any tax, national insurance and other deductions required by law) arising from or relating to you fulfilling the above subject to:
(c)such expenses and remuneration being approved in advance by the Employer;
(d)the provision by you of valid VAT invoices or other suitable evidence of the relevant expense or remuneration; and
(e)in the case of 8(a) only, this not being prejudicial to your independence as a witness.
8Save as set out above, all other terms (and the rights and obligations of you and the Employer) contained in the Service Agreement shall be unaffected by the arrangements set out in this letter.

Except for paragraph 4, the terms relating to your succession only apply if a Succession Notice is served. Otherwise, your employment will continue as normal on the terms of the Service Agreement.

In this letter, references words that were defined in the Service Agreement have the same meaning.

Charles River Discovery Research Services UK Limited
Chesterford Research Park, Saffron Walden, Essex CB10 1XL, UK
Tel: +44 (0) 1799 533500 • www.criver.com
Registered in England and Wales No.04622227. Registered Office: Robinson Building, Chesterford Research Park, Saffron Walden, Essex, CB10 1XL VAT: GB 806 6282 28

To confirm your agreement to the above, please sign and date the duplicate of this letter to me. You do not need to provide the original; a scanned copy of a wet signature or the application of an electronic signature can be provided.

If you have any questions, please let me know.
Yours sincerely,

/s/ Birgit Girshick
Birgit Girshick
EVP Chief Operating Officer
For and on behalf of Charles River Discovery Research Services UK Limited

I, David Smith, agree to the above

Signed:	/s/ David R. Smith
David R. Smith

Date:	15 February 2022